ANNC Announces Scientific Achievements and Government Grants in 2011

ZHENGZHOU, China, Jan. 13, 2012 /PRNewswire-Asia/ -- ANNEC GREEN REFRACTORIES CORPORATION (OTCBB: ANNC), one of leading refractory enterprises in China, today announced that it was the recipient of Scientific Achievements and Government Grants in 2011.

Zhengzhou Annec Industrial Co., Ltd. ("Zhengzhou Annec"), a wholly-owned subsidiary of the Company, received government grants in 2011 which amounted to RMB1.16 million. Of the total amount, RMB300,000 was appropriated as project funds for the Research and Development Center of the Zhengzhou Green Refractories Engineering that was established by Zhengzhou Annec.

In 2011, Zhengzhou Annec was awarded the second prize for Science and Technology Progress of Henan Province and the first prize for Science and Technology Progress of Zhengzhou City for a project called "Optimal Design of the Primary Refractories in the Top-combustion Hot Blast Furnace and Research and Application of the AH Series Andalusite Bricks." The project with Zhengzhou Annec as its primary contributor was chaired by Zhengzhou Annec's chief engineer Professor Sun Gengchen. In the process of the project's research and development, more than RMB10 million was invested to set up an integrated laboratory of CFD numerical simulation, cold-state and hot-state simulation tests stoves. The thermal parameters Zhengzhou Annec collected from the test stoves have helped Zhengzhou Annec scientifically formulate the optimal design and standard of the refractories in the top-combustion hot blast stove, and  develop the ideal refractories, namely, AH series and andalusite bricks with high thermal shock resistance that are used for the top-combustion hot blast stove and its hot blast pipeline. Since its establishment one year ago, the laboratory has successfully contributed to advancing iron-making technology in our country. It provides valuable data for developing low-carbon and energy-conserving hot blast stove with ultra-high temperature and provides guidance and direction for the technical research in the supportive refractory materials.

Mr. Fuchao Li, Chairman of the Company, commented as follows: "With such support from government, we believe that we could maintain our technical leadership in the industry, thus we intend to focus on high-end products, which we believe will increase our gross margin and enhance our customer bases."

About Annec Green Refractories Corporation

The Company indirectly controls through its subsidiaries, Zhengzhou Annec Industrial Co., Ltd., a PRC wholly-Foreign Owned Enterprise, which is engaged in the business of design, manufacturing and selling of medium and high level refractory materials for top combustion type, internal combustion type, and external combustion type hot blast stoves, and through the Company's variable interest entity, Annec (Beijing) Engineering Technology Co., Ltd., a PRC limited company, the Company provides turnkey service for large hot blast stove projects, integrating the structural design, equipment purchase, construction, refractory production/sale and after-sale service of hot blast stoves.

Forward-Looking Statements

This release contains certain "forward-looking statements" relating to the business of the Company. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Further the forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov).  The Company does not assume a duty to update these forward-looking statements.

Media Contact:

Jacqueline Zhang
Tel: +86-371-6999-9012
Mobile: +86-187-0111-7213
Email: annecyolanda@annec.com.cn

SOURCE Annec Green Refractories Corporation

Source: PR Newswire (January 13, 2012 - 10:00 AM EST)

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